Exhibit 4.15
Ally Financial Inc.

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Ally Financial Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) our common stock, par value $0.01 per share, and (b) our 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 of GMAC Capital Trust I.

In this Exhibit 4.15, when we refer to “Ally,” the “Company,” “we,” “us” or “our,” or when we otherwise refer to ourselves, we mean Ally Financial Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries; all references to “common stock” refer only to common stock issued by us and not to any common stock issued by any subsidiary.

DESCRIPTION OF OUR CAPITAL STOCK
The following description of the material provisions of our common stock, par value $0.01 per share, is based on our Amended and Restated Certificate of Incorporation (as amended and restated from time to time, our “Certificate of Incorporation”), our Amended and Restated Bylaws (as amended and restated from time to time, “Bylaws”), and applicable provisions of law, in each case as currently in effect as of the date of this description, and is qualified in its entirety by reference to the provisions of those documents.
Common Stock
Common stock authorized for issuance. Our Certificate of Incorporation authorizes us to issue 1,100,000,000 shares of common stock, par value $0.01 per share.
Voting rights. The holders of common stock are entitled to one vote per share. Unless otherwise required by law, our Certificate of Incorporation or our Bylaws, all matters subject to a stockholder vote will be decided by the vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter and present at the meeting in which the vote occurs. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, a nominee for director will be elected to the Board if the nominee receives a majority of the votes cast with respect to that nominee’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees for director exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.
Dividend rights. Subject to the preferences that may be applicable to any outstanding preferred stock, dividends on common stock will be paid if, as, and when declared by the Board.
Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of preferred stock, if any, then outstanding.
Other rights. There are no preemptive rights, redemption or sinking fund provisions applicable to the common stock.
Anti-Takeover Effects of Delaware Law
We are subject to the “business combination” provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the Board prior to the date the interested stockholder obtained such status;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or subsequent to such date the business combination is approved by the Board and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in direct or indirect financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock (subject to certain exclusions).

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF SERIES 2 TRUST PREFERRED SECURITIES
The GMAC Capital Trust I (the “Trust”) was established as a trust under the Statutory Trust Act of the State of Delaware (the “Statutory Trust Act”) pursuant to a Declaration of Trust dated as of December 22, 2009 and a Certificate of Trust filed with the Secretary of State of the State of Delaware on December 22, 2009, for the sole purpose of issuing and selling certain securities representing undivided beneficial interests in the assets of the Trust and acquiring certain debentures of Ally. On December 30, 2009, the Trust was continued as a statutory trust under the Statutory Trust Act for which the First Amended and Restated Declaration of Trust constituted the governing instrument of the Trust. On March 1, 2011, the Trust was continued as a statutory trust under the Statutory Trust Act for which the Second Amended and Restated Declaration of Trust by and between the trustees of each series of securities of the Trust, Ally, as Sponsor, and by the holders, from time to time, of undivided beneficial interests in the relevant series of securities of the Trust (the “Amended and Restated Declaration”) constituted, and continues to constitute, the governing instrument of the Trust.
The Series 2 Supplement to the Amended and Restated Declaration designated a Series 2 of the Trust (“Series 2”). The trust preferred securities of Series 2 are designated as the “8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2” (the “Series 2 Trust Preferred Securities”), and the common securities of Series 2 are designated as the “8.125% Fixed Rate/Floating Rate Common Securities, Series 2” (the “Series 2 Common Securities”). The institutional trustee for Series 2, The Bank of New York Mellon, acts as indenture trustee for Series 2 for purposes of compliance with the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Series 2 Trust Preferred Securities include those stated in the Amended and Restated Declaration and those made part of the Amended and Restated Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Series 2 Trust Preferred Securities is not intended to be complete and is qualified by the Amended and Restated Declaration, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act.
General
The Trust has designated 106,680,000 Series 2 Trust Preferred Securities with an aggregate liquidation amount of the assets of the Trust with respect to Series 2 of $2,667,000,000, and a liquidation amount with respect to the assets of the Trust with respect to Series 2 of $25 per security. As of February 21, 2020, 105,250,000 of the designated Series 2 Trust Preferred Securities remain outstanding. The Series 2 Trust Preferred Securities are not secured.
The Amended and Restated Declaration authorizes the administrative trustees for Series 2 to act, on behalf of Series 2, with respect to the Series 2 Common Securities and the Series 2 Trust Preferred Securities (collectively, the “series 2 securities”). The series 2 securities represent undivided beneficial interests in Ally’s 8.125% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2040” (the “Series 2 Debentures”), which are, and will be, the only assets designated to Series 2. All of the Series 2 Common Securities are owned by Ally. The Series 2 Common Securities rank equally, and payments will be made on the Series 2 Common Securities on a ratable basis, with the Series 2 Trust Preferred Securities. If a default under the Amended and Restated Declaration applicable to Series 2 occurs and continues, however, the rights of the holders of the Series 2 Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Series 2 Trust Preferred Securities.
Pursuant to the Amended and Restated Declaration, the institutional trustee for Series 2 holds title to the Series 2 Debentures for the benefit of the holders of the series 2 securities. The payment of distributions out of money held by Series 2 with respect to the Series 2 Trust Preferred Securities, and payments upon redemption of the Series 2 Trust Preferred Securities or dissolution, winding up or termination of Series 2 out of money held by Series 2 with respect to the Series 2 Trust Preferred Securities, are guaranteed by Ally to the extent described under “Description of the Guarantee.” The Series 2 guarantee is held by The Bank of New York Mellon, the guarantee trustee for the Series 2 Guarantee, for the benefit of the holders of the Series 2 Trust Preferred Securities. The Series 2 guarantee does not cover payment of distributions when Series 2 does not have sufficient funds available to pay such distributions. In such event, the remedy of a holder of Series 2 Trust Preferred Securities is to:

•
vote to direct the institutional trustee for Series 2 to exercise any trust or power conferred on the institutional trustee under the Amended and Restated Declaration, including the right to direct the time, method and place of conducting any remedy available to the institutional trustee of the institutional trustee’s rights under the Series 2 Debentures; or

•
if the failure of Series 2 to pay distributions is attributable to the failure of Ally to pay interest or principal on the Series 2 Debentures, sue Ally, on or after the respective due dates specified in the Series 2 Debentures, for enforcement of payment to such holder of the principal or interest on the Series 2 Debentures having a principal amount equal to the aggregate liquidation amount of the Series 2 Trust Preferred Securities of such holder.

Distributions
Distributions on the Series 2 Trust Preferred Securities were and are payable on the stated liquidation amount of $25 per Series 2 Trust Preferred Security as follows:

•
from March 7, 2011 to but excluding February 15, 2016, at an annual rate of 8.125% payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2011; and

•
from and including February 15, 2016 to but excluding February 15, 2040, at an annual rate equal to three-month LIBOR plus 5.785% payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning May 15, 2016.

Distributions not paid when due, or when they would be due if not for any extension period or default by Ally on the Series 2 Debentures, will bear interest, compounded quarterly at the applicable coupon rate and without regard for any extension period. When this description refers to any payment of distributions, distributions include any such interest payable unless otherwise stated. The amount of distributions accruing from March 7, 2011 to but excluding February 15, 2016 were computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions accruing from and including February 15, 2016 to but excluding February 15, 2040 are and will be computed on the basis of a 360-day year and the actual number of days elapsed.
Distributions on the Series 2 Trust Preferred Securities are cumulative and will be made by the institutional trustee for Series 2, except as otherwise described below, when, as and if available for payment.
The distribution rate and the distribution payment dates and other payment dates for the Series 2 Trust Preferred Securities correspond to the interest rate and interest payment dates and other payment dates on the Series 2 Debentures.
Deferral of Distributions. Ally has the right under the Amended and Restated Indenture, dated March 1, 2011, between the Company and The Bank of New York Mellon, Trustee (the “Amended and Restated Indenture”), so long as no event of default thereunder exists, to defer interest payments on the Series 2 Debentures for an extension period not exceeding 20 consecutive quarters, subject to certain conditions, during which no interest will be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity of the Series 2 Debentures. An extension period begins in the quarter in which notice of the extension period is given. As a consequence of Ally’s extension of the interest payment period, distributions on the Series 2 Trust Preferred Securities would be deferred during any such extended interest payment period. During an extension period, the amount of distributions due to holders of Series 2 Trust Preferred Securities will continue to accumulate and such deferred distributions will themselves accrue interest to the extent and in the amount that interest accrues and compounds on the underlying Series 2 Debentures.
If Ally exercises its right to extend an interest payment period on the Series 2 Debentures (or so long as a default exists under the Amended and Restated Indenture), then:
(i) Ally and any of its subsidiaries (other than a subsidiary that is a depository institution, or a subsidiary thereof) may not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Ally’s capital stock or make any guarantee payment with respect thereto, other than:

(a) redemptions, purchases or other acquisitions of shares of capital stock of Ally in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;
(b) the acquisition by Ally or any of its subsidiaries of record ownership in capital stock of Ally for the beneficial ownership of any other persons (other than Ally or any of its subsidiaries), including trustees or custodians;
(c) as a result of an exchange or conversion of any class or series of Ally’s capital stock for any other class or series of Ally’s capital stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to or on December 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for capital stock of Ally;
(d) distributions by or among any wholly-owned subsidiary of Ally;
(e) redemptions of securities held by Ally or any wholly-owned subsidiary of Ally; and
(f) unpaid tax distributions to holders of membership interests of GMAC LLC pursuant to Section 4(b) of GMAC LLC’s Plan of Conversion, dated June 30, 2009; and
(ii) Ally and any of its subsidiaries (other than a subsidiary that is a depository institution, or a subsidiary thereof) may not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities or guarantees issued by Ally that rank equally with or junior to the Series 2 Debentures (“Series 2 Junior Subordinated Indebtedness”) other than:
(a) redemptions, purchases or other acquisitions of Series 2 Junior Subordinated Indebtedness in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;
(b) the acquisition by Ally or any of its subsidiaries of record ownership in Series 2 Junior Subordinated Indebtedness for the beneficial ownership of any other persons (other than Ally or any of its subsidiaries), including trustees or custodians;
(c) as a result of an exchange or conversion of any class or series of Series 2 Junior Subordinated Indebtedness for any other class or series of Series 2 Junior Subordinated Indebtedness;
(d) redemptions of securities held by Ally or any wholly-owned subsidiary of Ally; and
(e) any payment of interest on Series 2 Junior Subordinated Indebtedness paid pro rata with interest paid on the Series 2 Debentures such that the respective amounts of such payments made will bear the same ratio to each other as all accrued but unpaid interest per like-amount of Series 2 Debentures and all Series 2 Junior Subordinated Indebtedness bear to each other.
These restrictions will not, however, apply (1) to any stock dividends paid by Ally where the dividend stock is the same stock as that on which the dividend is being paid or (2) dividends or distributions by or other transactions solely among Ally and any wholly-owned subsidiary of Ally or solely among wholly-owned subsidiaries of Ally. Series 2 will have the right to make partial distributions during an extension period if a corresponding payment of interest is made on the Series 2 Debentures. Prior to the termination of any extension period, Ally may further extend such extension period, so long as such extension period, together with all such other extension periods, does not exceed 20 consecutive quarters. An extension period cannot extend, however, beyond the maturity of the Series 2 Debentures.
Upon the termination of any extension period with respect to Series 2 Debentures and the payment of all amounts then due, Ally may commence a new extension period with respect to the Series 2 Debentures, which must comply with the above requirements. Consequently, there could be several extension periods of varying lengths throughout the term of the Series 2 Debentures. The administrative trustees for Series 2 will give the holders of the Series 2 Trust Preferred Securities notice of any extension period upon their receipt of notice thereof from Ally. If distributions are deferred, the deferred distributions and accrued interest on such distributions will be paid to holders of record of the Series 2 Trust Preferred Securities as they appear on the books and records of Series 2 on the record date immediately preceding the end of the related extension period.
Payment of Distributions. Distributions on the Series 2 Trust Preferred Securities are payable to the extent that Series 2 has funds available for the payment of such distributions. The funds of Series 2 available for distribution to the holders of the Series 2 Trust Preferred Securities are limited to payments received by the institutional trustee from

Ally on the Series 2 Debentures. The payment of distributions out of monies held by Series 2 with respect to the Series 2 Trust Preferred Securities is guaranteed by Ally only to the extent set forth under “Description of the Guarantee.”
Distributions on the Series 2 Trust Preferred Securities are payable to the holders as they appear on the books and records of Series 2 at the close of business on the relevant record dates. While the Series 2 Trust Preferred Securities are in definitive, fully-registered form, subject to the rules of any securities exchange on which the Series 2 Trust Preferred Securities are listed, the relevant record dates will be 15 days prior to the relevant distribution dates or such other record date fixed by the administrative trustee for Series 2 that is not more than 60 nor less than 10 days prior to such relevant distribution dates. If the Series 2 Trust Preferred Securities are in book-entry only form, the relevant record dates will be one business day before the relevant distribution dates. Distributions will be paid by the institutional trustee for Series 2 who will hold amounts received in respect of the Series 2 Debentures in the property account for the benefit of the holders of the series 2 securities. Unless any applicable laws and regulations and the provisions of the Amended and Restated Declaration state otherwise, each such payment will be made as described under “— Form of Certificates” below.
If any date on which distributions are to be made on the Series 2 Trust Preferred Securities is not a business day, then payment of the distribution payable on such date will be made on the next succeeding day that is a business day and interest will accrue to but excluding the date interest is paid. However, if such business day is in the next succeeding calendar month, such payment will be made on, and interest will accrue to but excluding, the immediately preceding business day. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close.
Exchanges
If at any time Ally or any of its affiliates is the holder or beneficial owner of any Series 2 Trust Preferred Securities, Ally or such affiliate, as applicable, has the right to deliver to the institutional trustee for Series 2 all or such portion of its Series 2 Trust Preferred Securities as it elects and, subject to the terms of the Amended and Restated Indenture, receive, in exchange therefor, Series 2 Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of the Series 2 Trust Preferred Securities exchanged therefor. After such exchange, such Series 2 Trust Preferred Securities will be cancelled and will no longer be deemed to be outstanding and all rights of Ally or such affiliate, as applicable, as holder or beneficial owner with respect to such Series 2 Trust Preferred Securities will cease.
Redemption of Series 2 Trust Preferred Securities
The Series 2 Trust Preferred Securities have no stated maturity date but will be redeemed upon the maturity or redemption (either at the option of Ally or pursuant to a Special Event as described below) of the Series 2 Debentures. In addition, the Series 2 Trust Preferred Securities may be redeemed prior to maturity of the Series 2 Debentures on the dates and to the extent the Series 2 Debentures are redeemed. The Series 2 Debentures will mature on February 15, 2040 and, subject to obtaining any required regulatory approval, may be redeemed, at the option of Ally, in whole or in part, at any time on or after February 15, 2016, or at any time, in whole or in part, at the option of Ally, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event with respect to Series 2. See “— Special Event Redemption” below.
If then required, Ally will obtain the concurrence or approval of the Board of Governors of the Federal Reserve System before exercising its redemption rights described in the preceding paragraph.
Upon the repayment of the Series 2 Debentures in whole or in part, whether at maturity or upon redemption (either at the option of Ally or pursuant to a Special Event as described below), the proceeds of such repayment will simultaneously be applied to redeem outstanding Series 2 Trust Preferred Securities and Series 2 Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Series 2 Debentures so repaid or redeemed at a redemption price equal to the liquidation amount per security plus an amount equal to accrued and unpaid distributions thereon at the date of the redemption, payable in cash. Before such redemption, holders of Series 2 Trust Preferred Securities will be given not less than 30 nor more than 60 days’ notice. Prior to any redemption with respect to Series 2, Ally will obtain any required regulatory approval. If fewer than all of the outstanding series 2 securities are to be redeemed, the series 2 securities will be redeemed on a ratable basis as described under “— Form of Certificates” below. See “—Special Event Redemption.”
Special Event Redemption
“Tax Event” means that the administrative trustees for Series 2 will have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any:

•
amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States on or after December 30, 2009; or

•
amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision, regulatory determination, or administrative pronouncement, on or after December 30, 2009, there is more than an insubstantial risk that:

•	Series 2 would be subject to U.S. federal income tax relating to interest accrued or received on the Series 2 Debentures;

•	interest payable to Series 2 on the Series 2 Debentures would not be deductible, in whole or in part, by Ally for U.S. federal income tax purposes; or

•	Series 2 would be subject to more than a minimal amount of other taxes, duties or other governmental charges.
“Investment Company Event” means that the administrative trustees for Series 2 will have received an opinion of a nationally recognized independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust or Series 2 is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940 (the “1940 Act”), which change becomes effective on or after December 30, 2009.
This description refers to a Tax Event or an Investment Company Event as a “Special Event.” Provided that Ally obtains any required regulatory approval, if a Special Event occurs and continues, Ally may, upon not less than 30 nor more than 60 days’ notice, redeem the Series 2 Debentures, in whole or in part, for cash within 90 days following the occurrence of such Special Event. Following such redemption, series 2 securities with an aggregate liquidation amount equal to the aggregate principal amount of the Series 2 Debentures so redeemed will be redeemed by Series 2 at the redemption price on a ratable basis. If, however, at the time there is available to Ally or the Trust acting with respect to Series 2 the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on Series 2, Ally or the holders of the Series 2 Trust Preferred Securities or the Series 2 Debentures, then Ally or the Trust acting with respect to Series 2 will pursue such measure instead of redemption.
Distribution of the Series 2 Debentures
Pursuant to the Amended and Restated Indenture, Ally has agreed not to dissolve Series 2 other than in connection with a Special Event or in connection with certain mergers, consolidations or amalgamations permitted by the Amended and Restated Declaration. In the event of any dissolution of the Trust or Series 2 and after satisfaction of the claims and obligations of the Trust with respect to Series 2 as provided by applicable law, the Trust acting with respect to Series 2 may cause the Series 2 Debentures to be distributed to the holders of the Series 2 Trust Preferred Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of such series 2 securities then outstanding. Prior to any such distribution, Ally must obtain any required regulatory approvals.
If the Series 2 Trust Preferred Securities are listed on the NYSE or on any other national securities exchange and if the Series 2 Debentures are distributed to the holders of the Series 2 Trust Preferred Securities upon dissolution of

Series 2, then Ally will use its best efforts to list the Series 2 Debentures on the NYSE or on such other exchange as the Series 2 Trust Preferred Securities are then listed.
After the date that Series 2 Debentures are distributed to the holders of the Series 2 Trust Preferred Securities upon dissolution of Series 2:

•	the Series 2 Trust Preferred Securities will no longer be deemed to be outstanding;

•
if any global securities have been issued, the securities depositary or its nominee, as the record holder of the Series 2 Trust Preferred Securities, will receive a registered global certificate or certificates representing the Series 2 Debentures to be delivered upon such distribution; and

•
any certificates representing Series 2 Trust Preferred Securities not held by the depositary or its nominee will be deemed to represent beneficial interests in the Series 2 Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the coupon rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such Series 2 Trust Preferred Securities until such certificates are presented to Ally or its agent for transfer or reissuance.

Redemption Procedures
Series 2 may not redeem fewer than all of the outstanding Series 2 Trust Preferred Securities unless all accrued and unpaid distributions have been paid on all Series 2 Trust Preferred Securities for all distribution periods terminating on or prior to the date of redemption.
If (i) the Trust acting with respect to Series 2 gives an irrevocable notice of redemption of the Series 2 Trust Preferred Securities, and (ii) if Ally has paid to the institutional trustee for Series 2 a sufficient amount of cash in connection with the related redemption of the Series 2 Debentures, then (x) if the Series 2 Trust Preferred Securities are in book-entry form, by 12:00 noon, New York City time, on the redemption date, the institutional trustee for Series 2 will irrevocably deposit with the depositary or its nominee funds sufficient to pay the applicable redemption price and will also give the depositary irrevocable instructions and authority to pay the redemption price with respect to the Series 2 Preferred Trust Securities to the holders of the Series 2 Trust Preferred Securities or (y) if the Series 2 Trust Preferred Securities are in definitive form, the institutional trustee for Series 2 will pay the applicable redemption price to the holders of such Series 2 Trust Preferred Securities by check mailed to such holders.
Once notice of redemption is given and redemption funds are deposited, distributions will cease to accrue on the Series 2 Trust Preferred Securities called for redemption and all rights of holders of such Series 2 Trust Preferred Securities will cease, except the right of the holders to receive the redemption price, but without interest on such redemption price. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date fixed for redemption.
If payment of the redemption price for any Series 2 Trust Preferred Securities is improperly withheld or refused and not paid either by Series 2 or by Ally pursuant to the Series 2 Guarantee, distributions on such Series 2 Trust Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price. See “— Form of Certificates.”
If fewer than all of the outstanding Series 2 Trust Preferred Securities are to be redeemed, Series 2 Trust Preferred Securities to be redeemed will be redeemed on a ratable basis except that to the extent that the Series 2 Trust Preferred Securities are held by the depositary or its nominee, the Series 2 Trust Preferred Securities will be redeemed in accordance with the depositary’s or nominee’s standard procedures. See “— Form of Certificates.”
Subject to applicable law, Ally or its affiliates may, at any time, and from time to time, purchase outstanding Series 2 Trust Preferred Securities by tender, in the open market or by private agreement.

Liquidation Distribution upon Dissolution
This description refers to any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust or any series of the Trust as a “liquidation.” If a liquidation occurs with respect to the Trust or Series 2, the holders of the Series 2 Trust Preferred Securities will be entitled to receive out of the assets of Series 2, after satisfaction of claims and obligations of the Trust with respect to Series 2, pursuant to applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Series 2 Trust Preferred Security plus accumulated and unpaid distributions thereon to the date of payment. However, such holders will not receive such distribution if Ally instead distributes on a ratable basis to the holders of the Series 2 Trust Preferred Securities, the Series 2 Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of $25 per Series 2 Trust Preferred Security, with an interest rate identical to the coupon rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the Series 2 Trust Preferred Securities outstanding at such time.
If this distribution can be paid only in part because Series 2 has insufficient assets available to pay in full the aggregate distribution, then the amounts directly payable with respect to Series 2 will be paid on a ratable basis. The holders of the Series 2 Common Securities will be entitled to receive distributions upon any such liquidation on a ratable basis with the holders of the Series 2 Trust Preferred Securities. However, if a declaration default (as defined below) with respect to Series 2 has occurred and is continuing, the Series 2 Trust Preferred Securities will have a preference over the Series 2 Common Securities with regard to such distributions.
Pursuant to the Amended and Restated Declaration, the Trust will dissolve and wind up its affairs on the date following the date upon which the last series of the Trust has terminated.
Pursuant to the Amended and Restated Declaration, Series 2 will terminate:
(i) on December 30, 2064, the expiration of the term of Series 2;
(ii) upon the bankruptcy of Ally or any holder of the Series 2 Common Securities;
(iii) upon the filing of a certificate of dissolution or its equivalent with respect to Ally or the revocation of Ally’s charter and the expiration of 90 days after the date of revocation without a reinstatement thereof;
(iv) upon the entry of a decree of judicial dissolution of any holder of the Series 2 Common Securities, Ally, the Trust or Series 2;
(v) subject to obtaining any required regulatory approval, when all of the series 2 securities have been called for redemption;
(vi) subject to obtaining any required regulatory approval, upon the exchange of all of the then-outstanding Series 2 Trust Preferred Securities; or
(vii) subject to obtaining any required regulatory approval, when Series 2 has been dissolved in accordance with the terms of the series 2 securities upon election by Ally of its right to terminate Series 2 and distribute all of the Series 2 Debentures to the holders of the series 2 securities in exchange for all of the series 2 securities.
Declaration Defaults
The Amended and Restated Indenture provides that an event of default will occur under the Amended and Restated Indenture:
(i)    if Ally fails to pay in full interest on any, among other securities, Series 2 Debentures, upon the conclusion of a period consisting of 20 consecutive quarters, and continuance of such failure to pay for a period of 30 days;
(ii)    the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of Ally in an involuntary case under the Federal bankruptcy code, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Ally or for substantially all of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(iii)    the commencement by Ally of a voluntary case under the federal bankruptcy code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Ally to the entry of an order for relief in an involuntary case under any such law, or the consent by Ally to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of Ally or for substantially all of its property, or the making by it of an assignment for the benefit of creditors.
An “indenture default” with respect to Series 2 is a default under the Amended and Restated Indenture relating to the Series 2 Debentures and also constitutes a “declaration default” with respect to Series 2, which is a default under the Amended and Restated Declaration relating to Series 2.
Pursuant to the Amended and Restated Declaration, the holder of the Series 2 Common Securities will be deemed to have waived all declaration defaults relating to the Series 2 Common Securities until all declaration defaults relating to the Series 2 Trust Preferred Securities have been cured, waived or otherwise eliminated. Until such declaration defaults relating to the Series 2 Trust Preferred Securities have been cured, waived or otherwise eliminated, the institutional trustee for Series 2 will be deemed to be acting solely on behalf of the holders of the Series 2 Trust Preferred Securities and only the holders of the Series 2 Trust Preferred Securities will have the right to direct the institutional trustee for Series 2 as to matters under the Amended and Restated Declaration, and therefore the Amended and Restated Indenture. If any declaration default relating to the Series 2 Trust Preferred Securities is waived by the holders of the Series 2 Trust Preferred Securities as provided in the Amended and Restated Declaration, such waiver also constitutes a waiver of such declaration default relating to the Series 2 Common Securities for all purposes under the Amended and Restated Declaration without any further act, vote or consent of the holders of Series 2 Common Securities. See “— Voting Rights.”
To the fullest extent permitted by law, if the institutional trustee for Series 2 fails to enforce its rights under the Series 2 Debentures, any holder of Series 2 Trust Preferred Securities may directly institute a legal proceeding against Ally to enforce these rights without first suing the institutional trustee for Series 2 or any other person or entity. If a declaration default has occurred and is continuing with respect to Series 2 and such event is attributable to the failure of Ally to pay interest or principal (or premium, if any) on the Series 2 Debentures on the date such interest or principal (or premium, if any) is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Series 2 Trust Preferred Securities may also bring a direct action for enforcement of payment to such holder. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest (or premium, if any) on the Series 2 Debentures having a principal amount equal to the aggregate liquidation amount of the Series 2 Trust Preferred Securities of such holder on or after the respective due date specified in the Series 2 Debentures. Such holder need not first (i) direct the institutional trustee for Series 2 to enforce the terms of the Series 2 Debentures or (ii) sue Ally to enforce the institutional trustee’s rights under the Series 2 Debentures. The holders of Series 2 Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Series 2 Debentures.
In connection with such direct action, Ally will be subrogated to the rights of such holder of Series 2 Trust Preferred Securities under the Amended and Restated Declaration to the extent of any payment made by Ally to such holder of Series 2 Trust Preferred Securities in such direct action. This means that Ally will be entitled to payment of amounts that a holder of Series 2 Trust Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Series 2.
Upon the occurrence of an indenture event of default with respect to the Series 2 Debentures, the indenture trustee or the institutional trustee for Series 2, as the sole holder of the Series 2 Debentures, will have the right under the Amended and Restated Indenture to declare the principal of and interest on the Series 2 Debentures to be immediately due and payable, provided that if such a declaration is not made, the holders of at least 25% in aggregate liquidation amount of the Series 2 Trust Preferred Securities then outstanding will have the right to make such declaration.
Ally and Series 2 are each required to file annually with the institutional trustee for Series 2 an officers’ certificate as to its compliance with all conditions and covenants under the Amended and Restated Declaration.
Voting Rights

Except as described in the next succeeding paragraph, in “— Modification of the Amended and Restated Declaration,” and under “Description of the Guarantee — Modification of the Guarantees; Assignment,” and except as provided under the Statutory Trust Act, the Trust Indenture Act, the Amended and Restated Declaration and as otherwise required by law, the holders of the Series 2 Trust Preferred Securities have no voting rights.
The holders of a majority in aggregate liquidation amount of the Series 2 Trust Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee. Such holders, voting separately as a class, also have the right to direct the exercise of any trust or power conferred upon the institutional trustee for Series 2 or to direct any proceeding for any remedy available to the institutional trustee for Series 2 so long as (in connection with items (i), (ii), (iii) and (iv) below, the institutional trustee for Series 2 receives the tax opinion discussed below, including the right to direct the institutional trustee for Series 2, as holder of the Series 2 Debentures, to:
(i) direct any proceeding for any remedy available to the indenture trustee, or exercise any trust or power conferred on the indenture trustee with respect to the Series 2 Debentures;
(ii) waive any past indenture default with respect to the Series 2 Debentures that is waivable under Section 5.06 of the Amended and Restated Indenture;
(iii) exercise any right to rescind or annul an acceleration of the maturity of the Series 2 Debentures; or
(iv) consent to any amendment, modification or termination of the Amended and Restated Indenture or the Series 2 Debentures where such consent is required.
Where a consent or action under the Amended and Restated Indenture would require the consent or act of holders of more than a majority in principal amount of the Series 2 Debentures – a “super majority” – then only holders of that super majority of the liquidation amount of Series 2 Trust Preferred Securities may direct the institutional trustee for Series 2 to give such consent or take such action. Further, the institutional trustee for Series 2 can refrain from following any directions of the holders that violate the Amended and Restated Declaration or conflict with any applicable rule of law or would involve the institutional trustee for Series 2 in personal liability against which indemnity would, in its opinion, not be adequate, and the institutional trustee may take any other action deemed proper by it that is not inconsistent with such direction. To the fullest extent permitted by law, if the institutional trustee for Series 2 fails to enforce its rights under the Series 2 Debentures, any record holder of Series 2 Trust Preferred Securities may directly sue Ally to enforce the institutional trustee’s rights under the Series 2 Debentures. The record holder does not have to sue the institutional trustee for Series 2 or any other person or entity before bringing such a direct action.
The institutional trustee for Series 2 is required to notify all holders of the Series 2 Trust Preferred Securities of any default actually known to certain officers of the institutional trustee and of any notice of default with respect to the Series 2 Debentures received from the indenture trustee. The notice is required to state that the default with respect to the Series 2 Debentures also constitutes a declaration default with respect to the Series 2 Trust Preferred Securities. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee for Series 2, the institutional trustee for Series 2, as holder of the Series 2 Debentures, will not take any of the actions described in clauses (i), (ii), (iii) or (iv) above unless the institutional trustee for Series 2 has received an opinion of a nationally recognized independent tax counsel to the effect that, such action will not (x) cause the Trust or Series 2 (as applicable) to be classified (i) as other than either a grantor trust or a partnership or (ii) as an entity taxable as a corporation, in either case, for U.S. federal income tax purposes, or (y) materially reduce the likelihood of the Trust or Series 2 (as applicable) being classified as a grantor trust for U.S. federal income tax purposes.
If the consent of the institutional trustee for Series 2, as holder of the Series 2 Debentures, is required under the Amended and Restated Indenture for any amendment, modification or termination of the Amended and Restated Indenture or the Series 2 Debentures, the institutional trustee for Series 2 is required to request the written direction of the holders of the series 2 securities. The institutional trustee for Series 2 will vote as directed by a majority in liquidation amount of the series 2 securities voting together as a single class. Where any amendment, modification or termination under the Amended and Restated Indenture would require the consent of a super majority, however, the institutional trustee for Series 2 may only give such consent at the direction of the holders of the same super majority of the liquidation amount of the series 2 securities. The institutional trustee for Series 2 is not required to take any such action in accordance with the directions of the holders of the series 2 securities unless the institutional trustee for Series 2 has obtained a tax opinion to the effect described above.
A waiver of an indenture default with respect to the Series 2 Debentures by the institutional trustee for Series 2 at the direction of the holders of the Series 2 Trust Preferred Securities will constitute a waiver of the corresponding declaration default with respect to Series 2.
Any required approval or direction of holders of Series 2 Trust Preferred Securities may be given at a separate meeting of holders of Series 2 Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of series 2 securities, or by written consent. The administrative trustees for Series 2 will mail to each holder of record of Series 2 Trust Preferred Securities a notice of any meeting at which such holders are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken. Each such notice will include a statement setting forth the following information:

•	the date of such meeting or the date by which such action is to be taken;

•	a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

•	instructions for the delivery of proxies or consents.
No vote or consent of the holders of Series 2 Trust Preferred Securities will be required for the Trust acting with respect to Series 2 to redeem and cancel Series 2 Trust Preferred Securities or distribute Series 2 Debentures in accordance with the Amended and Restated Declaration and the terms of the Series 2 Trust Preferred Securities.
Despite the fact that holders of Series 2 Trust Preferred Securities are entitled to vote or consent under the circumstances described above, any Series 2 Trust Preferred Securities that are owned at the time by Ally or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Ally, will not be entitled to vote or consent. Instead, these Series 2 Trust Preferred Securities will be treated as if they were not outstanding.
Voting and consensual rights available to or in favor of holders or beneficial owners of Series 2 Trust Preferred Securities may, to the extent permitted by applicable rule or law, be exercised only by a citizen or resident of the United States or a domestic entity – a “United States Person” – that is a beneficial owner of a Series 2 Trust Preferred Security or by a United States Person acting as irrevocable agent with discretionary powers for the beneficial owner of a Series 2 Trust Preferred Security that is not a United States person. Beneficial owners of a Series 2 Trust Preferred Security that are not United States Persons must, to the extent permitted by applicable rule or law, irrevocably appoint a United States Person with discretionary powers to act as their agent with respect to such voting and consensual rights.
Holders of the Series 2 Trust Preferred Securities generally have no rights to appoint or remove the administrative trustees for Series 2. Instead, these trustees for Series 2 may be appointed, removed or replaced solely by Ally as the indirect or direct holder of all of the Series 2 Common Securities.
Modification of the Amended and Restated Declaration
The Amended and Restated Declaration may be modified and amended if approved by the administrative trustees for Series 2, and in certain circumstances, the institutional trustee for Series 2 and/or the Delaware trustee. If, however, any proposed amendment provides for, or the administrative trustees for Series 2 otherwise propose to effect:
(i) any action that would adversely affect the powers, preferences or rights of the series 2 securities, whether by way of amendment to the Amended and Restated Declaration or otherwise, or
(ii) the dissolution, winding-up or termination of Series 2 other than pursuant to the terms of the Amended and Restated Declaration, then the holders of the series 2 securities voting together as a single class will be entitled to vote on such amendment or proposal. Such amendment or proposal will not be effective except with the approval of holders of at least a majority in liquidation amount of the series 2 securities affected thereby. If, however, any amendment or proposal referred to in clause (i) above would adversely affect only the Series 2 Trust Preferred Securities or only the Series 2 Common

Securities, then only holders of the affected class will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the approval of holders of a majority in liquidation amount of such class.
Despite the foregoing, no amendment or modification may be made to the Amended and Restated Declaration if such amendment or modification would:
(i)(x) cause the Trust or Series 2 (as applicable) to be classified (a) as other than either a grantor trust or a partnership or (b) as an entity taxable as a corporation, in either case, for U.S. federal income tax purposes, or (y) materially reduce the likelihood of the Trust or Series 2 (as applicable) being classified as a grantor trust for U.S. federal income tax purposes;
(ii) reduce or otherwise adversely affect the powers of the institutional trustee for Series 2 in contravention of the Trust Indenture Act; or
(iii) cause the Trust or Series 2 to be deemed an “investment company” that is required to be registered under the 1940 Act.
Mergers, Consolidations or Amalgamations
The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body except as described below. The Trust may, with the unanimous consent of the administrative trustees for each series of the Trust and without the consent of any holders of the trust securities of any series of the Trust, the Delaware trustee or the institutional trustee for any series, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state of the United States, provided that:
(i) such successor entity either:
(a) expressly assumes all of the obligations of the Trust with respect to each series of trust securities or
(b) substitutes for the trust preferred securities of each series other successor securities having substantially the same terms as that series of trust preferred securities, so long as the successor securities rank the same as that series of trust preferred securities rank regarding distributions and payments upon liquidation, redemption and otherwise;
(ii) Ally expressly acknowledges, in its capacity as the holder of the debentures with respect to each such series, with respect to each series of the Trust a trustee for each such series of the successor entity that possesses the same powers and duties as the institutional trustee for such series;
(iii) the trust preferred securities of each series or any successor securities of such series are listed, or any successor securities of such series will be listed upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities of such series are then listed or quoted;
(iv) such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities of any series, including any successor securities of such series, to be downgraded by any nationally recognized statistical rating organization;
(v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities of any series, including any successor securities with respect to such series, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity as a result of such merger, consolidation, amalgamation or repayment;
(vi) such successor entity has a purpose substantially identical to that of the Trust with respect to each series of the Trust;
(vii) prior to such merger, consolidation, amalgamation or replacement, each series of the Trust has received an opinion of a nationally recognized independent counsel to the Trust acting for each such series experienced in such matters, to the effect that:

(a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities of any series, including any successor securities of such series, in any material respect, other than in connection with any dilution of the holders’ interest in the new entity;
(b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity nor any series of the Trust will be required to register as an “investment company” under the 1940 Act; and
(c) (x) following such merger, consolidation, amalgamation or replacement, the Trust or any series (or any successor thereto), as applicable, will be classified, for U.S. federal income tax purposes, as either a grantor trust or a partnership, and not as an entity taxable as a corporation, and (y) such merger, consolidation, amalgamation or replacement will not materially reduce the likelihood of the Trust or any series (or any successor thereto), as applicable, being classified as a grantor trust for U.S. federal income tax purposes; and
(viii) Ally guarantees the obligations of such successor entity with respect to each series of the Trust under the successor securities with respect to each such series at least to the extent provided by the relevant guarantee agreement.

Form of Certificates
The Series 2 Trust Preferred Securities were initially in the form of definitive, fully registered Trust Preferred Security Certificates (the “Definitive Trust Preferred Security Certificates”). The Series 2 Trust Preferred Securities have been issued in the form of one or more fully registered global Series 2 Trust Preferred Security Certificates, without distribution coupons (each, a “Global Certificate”). Each Global Certificate has been deposited with, or on behalf of, The Depository Trust Company (“DTC”), a securities depositary, and registered in the name of DTC or a nominee of DTC. DTC thus is currently the only registered holder of these Series 2 Trust Preferred Securities and is considered the sole owner of the Series 2 Trust Preferred Securities for purposes of the Amended and Restated Declaration. The Trust acting with respect to Series 2 and the trustees will have no obligation to the beneficial owners of the Series 2 Trust Preferred Securities.
To the extent that the Series 2 Trust Preferred Securities are held by DTC or its nominee as Global Certificates, purchasers of Series 2 Trust Preferred Securities may hold interests in the global Series 2 Trust Preferred Securities only through DTC, if they are a participant in the DTC system. Purchasers may also hold interests through securities intermediaries — banks, brokerage houses and other institutions that maintain securities accounts for customers — that have an account with DTC or its nominee (“participants”). DTC will maintain accounts showing the Series 2 Trust Preferred Securities holdings of its participants, and these participants will in turn maintain accounts showing the Series 2 Trust Preferred Securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding Series 2 Trust Preferred Securities for their customers. Thus, each beneficial owner of a book-entry Series 2 Trust Preferred Security will hold such Series 2 Trust Preferred Security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”
If the Series 2 Trust Preferred Securities are held as Global Certificates by DTC or its nominee, the Series 2 Trust Preferred Securities of each beneficial owner will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the Series 2 Trust Preferred Securities will generally not be entitled to have the Series 2 Trust Preferred Securities represented by the Global Certificates registered in its name and will not be considered the owner under the Amended and Restated Declaration.
In this description, for book-entry Series 2 Trust Preferred Securities, references to actions taken by securityholders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to securityholders will mean payments and notices of redemption to DTC as the registered holder of the Series 2 Trust Preferred Securities for distribution to participants in accordance with DTC’s procedures.
If the Series 2 Trust Preferred Securities are held as Global Certificates by DTC or its nominee, a beneficial owner of book-entry securities represented by a Global Certificate may exchange the Series 2 Trust Preferred Securities for Definitive Trust Preferred Security Certificates only if:
(1) DTC elects to discontinue its services as depositary with respect to the Series 2 Trust Preferred Securities and the administrative trustees for Series 2 do not appoint replacement for DTC within 90 days; or

(2) the administrative trustees for Series 2 elect after consultation with Ally and subject to the procedures of DTC to terminate the book entry system through DTC with respect to the Series 2 Trust Preferred Securities.
Upon surrender of Global Certificates for exchange, the administrative trustees for Series 2 and the securities registrar will cause Definitive Trust Preferred Security Certificates to be delivered to the beneficial owners of Series 2 Trust Preferred Securities in accordance with the instructions of DTC.
DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.
Ally and the administrative trustees for Series 2 will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
If Global Certificates are issued in the future, DTC may discontinue providing its services as securities depositary with respect to the Series 2 Trust Preferred Securities. Under such circumstances, if a successor securities depositary is not obtained, Definitive Trust Preferred Security Certificates are required to be printed and delivered. Additionally, the administrative trustees for Series 2, with the consent of Ally, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the Series 2 Trust Preferred Securities. In that event, certificates for the Series 2 Trust Preferred Securities will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Ally and the Trust acting with respect to Series 2 believe to be reliable, but neither Ally nor the Trust acting with respect to Series 2 takes responsibility for the accuracy thereof.
Information Concerning the Institutional Trustee
Prior to the occurrence of a default with respect to Series 2, and after curing all defaults that may have occurred with respect to Series 2, the institutional trustee for Series 2 is to undertake to perform only such duties with respect to Series 2 as are specifically set forth in the Amended and Restated Declaration. After a default with respect to Series 2 that has not been cured or waived, the institutional trustee for Series 2 will exercise the rights and powers vested in it by the Amended and Restated Declaration, and use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. The institutional trustee for Series 2 is under no obligation to exercise any of the rights or powers vested in it by the Amended and Restated Declaration at the request or direction of any holder of Series 2 Trust Preferred Securities unless provided security and indemnity reasonably satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred by the institutional trustee in complying with such request or direction. Despite the foregoing, the institutional trustee for Series 2, upon the occurrence of a declaration default with respect to Series 2, will not be relieved of its obligation to exercise the rights and powers vested in it by the Amended and Restated Declaration. The institutional trustee for Series 2 will not be liable for any special, indirect or consequential loss or damage of any kind (including lost profits), nor will it be responsible or liable for any failure or delay in the performance of its obligations under the Amended and Restated Declaration arising out of forces beyond its reasonable control.
Paying Agent/Security Registrar/Registration
The following provisions apply to the series 2 securities:

•	the institutional trustee for Series 2 may authorize one or more paying agents for Series 2 and appoint or remove an additional or substitute paying agent at any time;

•
the security registrar for Series 2 will effect the registration of transfers of Series 2 Trust Preferred Securities without charge, but only upon payment, with the giving of such indemnity as the security registrar may require, in respect of any tax or other government charges that may be imposed in relation to the registration of transfers; and

•
neither the administrative trustees for Series 2 nor the Trust acting with respect to Series 2 will be required to register or cause to be registered the transfer of Series 2 Trust Preferred Securities after such Series 2 Trust Preferred Securities have been called for redemption.

Governing Law
The Amended and Restated Declaration for all purposes is governed by and construed in accordance with the laws of the State of Delaware.
Miscellaneous
The administrative trustees for Series 2 are authorized in carrying out the activities of the Trust provided for in the Amended and Restated Declaration to take any action, not inconsistent with the Amended and Restated Declaration or applicable law, that they determine in their discretion to be necessary or desirable in carrying out such activities with respect to Series 2 including, but not limited to (i) causing the Trust and Series 2 not to be deemed to be an “investment company” required to be registered under the 1940 Act, (ii) taking any action to the extent necessary or prudent to (x) ensure that the Trust or Series 2 (as applicable) will be classified, for U.S. federal income tax purposes, as either a grantor trust or a partnership, and not as an entity taxable as a corporation, or (y) increase the likelihood of the Trust or Series 2 (as applicable) being classified as a grantor trust for U.S. federal income tax purposes, and (iii) cooperating with Ally to ensure that the Series 2 Debentures will be treated as indebtedness of Ally for U.S. federal income tax purposes. However, the administrative trustees for Series 2 may not take such action if doing so would adversely affect the interests of the holders of the Series 2 Trust Preferred Securities.
Holders of the Series 2 Trust Preferred Securities have no preemptive rights.
Description of the Guarantee
Set forth below is a summary of information concerning the Guarantee Agreement that has been executed and delivered by Ally for the benefit of the holders of the Series 2 Trust Preferred Securities (the “Guarantee Agreement”). The Bank of New York Mellon acts as the guarantee trustee for the Guarantee Agreement. The terms of the Guarantee Agreement are those set forth in the Guarantee Agreement and those made part of the Guarantee Agreement by the Trust Indenture Act. The Guarantee Agreement is held by the guarantee trustee for the benefit of the holders of the Series 2 Trust Preferred Securities.
General
Pursuant to and to the extent set forth in the Guarantee Agreement, Ally irrevocably and unconditionally has agreed to pay in full to the holders of the Series 2 Trust Preferred Securities, except to the extent paid by Series 2, as and when due, to the extent that Series 2 has funds available, regardless of any defense, right of set-off or counterclaim that such series of the Trust may have or assert, the following payments, which are referred to as “guarantee payments,” without duplication:
(i) any accrued and unpaid distributions that are required to be paid on the Series 2 Trust Preferred Securities, to the extent that Series 2 has funds available for such distributions;
(ii) the relevant redemption price per Series 2 Trust Preferred Security, plus all accrued and unpaid distributions to the date of redemption, to the extent that Series 2 has funds available for such redemptions, relating to any Series 2 Trust Preferred Securities called for redemption by Series 2; and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of a series of the Trust, other than in connection with the distribution of the Series 2 Debentures to the holders of the Series 2 Trust Preferred Securities, or the redemption of all of the Series 2 Trust Preferred Securities upon the maturity or redemption of all of the Series 2 Debentures, the lesser of:
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions with respect to the Series 2 Trust Preferred Securities to the date of payment, or

(b) the amount of assets of Series 2 remaining underlying the Series 2 Trust Preferred Securities for distribution to holders of the Series 2 Trust Preferred Securities in liquidation of the Series 2 Trust Preferred Securities.
Ally’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Ally to the holders of the Series 2 Trust Preferred Securities or by causing the Trust with respect to Series 2 to pay such amounts to such holders.
The Guarantee Agreement does not apply to any payment of distributions or redemption price, or to payments upon the dissolution, winding-up or termination of Series 2, except to the extent that Series 2 has funds available for such payments. If Ally does not make interest payments on the Series 2 Debentures, Series 2 will not pay distributions on the Series 2 Trust Preferred Securities and will not have funds available for such payments. Ally’s obligations in respect of the Guarantee Agreement are subordinated, both in liquidation and in priority of payment, to senior indebtedness of Ally to the same extent that the Series 2 Debentures are subordinated to such senior indebtedness of Ally.
Important Covenants of Ally
In the Guarantee Agreement, Ally covenants that, so long as the Series 2 Trust Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute a default under the Amended and Restated Indenture with respect to the Series 2 Debentures, then:
(i) Ally and any of its subsidiaries (except a subsidiary that is a depository institution or a subsidiary of a depository institution) will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Ally’s capital stock or make any guarantee payment with respect thereto other than:
(a) redemptions, purchases, or other acquisitions of shares of capital stock of Ally in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;
(b) the acquisition by Ally or any of its subsidiaries of record ownership in capital stock of Ally for the beneficial ownership of any other persons (other than Ally or any of its subsidiaries), including trustees or custodians;
(c) as a result of an exchange or conversion of any class or series of Ally’s capital stock for any other class or series of Ally’s capital stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into on or prior to December 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for capital stock of Ally;
(d) distributions by or among any wholly-owned subsidiary of Ally;
(e) redemptions of securities held by Ally or any wholly-owned subsidiary of Ally; and
(f) unpaid tax distributions to holders of membership interests of the Trust pursuant to Section 4(b) of the Trust’s Plan of Conversion, dated June 30, 2009; and
(ii) Ally and any of its subsidiaries (except a subsidiary that is a depository institution or a subsidiary of a depository institution) will not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem, any junior subordinated indebtedness corresponding to the Series 2 Debentures in default other than:
(a) redemptions, purchases or other acquisitions of that series of junior subordinated indebtedness in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;

(b) the acquisition by Ally or any of its subsidiaries of record ownership in that series of junior subordinated indebtedness for the beneficial ownership of any other persons (other than Ally or any of its subsidiaries), including trustees or custodians;
(c) as a result of an exchange or conversion of any class or series of that series of junior subordinated indebtedness for any other class or series of that series of junior subordinated indebtedness;
(d) redemptions of securities held by Ally or any wholly-owned subsidiary of Ally; and
(e) any payment of interest on that series of junior subordinated indebtedness paid pro rata with interest paid on the Series 2 Debentures such that the respective amounts of such payments made shall bear the same ratio to each other as all accrued but unpaid interest per like-amount of Series 2 Debentures and all that series of junior subordinated indebtedness bear to each other.
The above restrictions, however, will not apply to any stock dividends paid by Ally where the dividend stock is the same stock as that on which the dividend is being paid, or dividends or distributions by or other transactions solely among Ally and any wholly-owned subsidiary of Ally or solely among wholly-owned subsidiaries of Ally.
Modification of the Guarantee; Assignment
The Amended and Restated Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Series 2 Trust Preferred Securities. No approval will be required, however, for any changes that do not adversely affect the rights of holders of the Series 2 Trust Preferred Securities. The Guarantee Agreement is binding upon and inures to the benefit of the successors and permitted assigns of Ally. The Guarantee Agreement is not assignable without the prior written consent of all other parties to the Guarantee Agreement, except in limited circumstances permitted by the Amended and Restated Indenture.
Events of Default
An event of default under the Guarantee Agreement will occur upon the failure of Ally to perform any of its payment or other obligations by the Guarantee Agreement. The holders of a majority in aggregate liquidation amount of the Series 2 Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the Guarantee Agreement or to direct the exercise of any trust or power conferred upon the guarantee trustee under the Amended and Restated Guarantee, unless (i) such direction is in conflict with any rule of law or with the Guarantee Agreement; or (ii) the guarantee trustee declines to follow any such direction because it determines in good faith that the proceeding so directed would involve the guarantee trustee in personal liability, against which adequate indemnity, in its opinion, has not been provided.
If the guarantee trustee fails to enforce its rights under the Guarantee Agreement, any holder of Series 2 Trust Preferred Securities may directly sue Ally to enforce the guarantee trustee’s rights under the Guarantee Agreement without first suing the Trust, the guarantee trustee or any other person or entity. A holder of Series 2 Trust Preferred Securities may also directly sue Ally to enforce such holder’s right to receive payment under the Guarantee Agreement without first (i) directing the guarantee trustee to enforce the terms of the Guarantee Agreement or (ii) suing the Trust or any other person or entity.
Ally will be required to provide to the guarantee trustee of each series with such documents, reports and information as required by the Trust Indenture Act.
Termination of the Guarantee
The Guarantee Agreement will terminate upon the first to occur of the full payment of the redemption price of all Series 2 Trust Preferred Securities, the distribution of the Series 2 Debentures to holders of the Series 2 Trust Preferred Securities, or the full payment of the amounts payable with respect to the Series 2 Trust Preferred Securities in accordance with the Amended and Restated Declaration upon liquidation of the Trust. The Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Series

2 Trust Preferred Securities must restore payment of any sums paid under the Series 2 Trust Preferred Securities or the Guarantee Agreement.
Status of the Guarantee
The Guarantee Agreement constitutes an unsecured obligation of Ally and ranks:

•	junior in liquidation and in priority of payment to all senior indebtedness of Ally to the same extent provided in the Amended and Restated Indenture with respect to Series 2 Debentures; and

•	equally with all other enhanced trust preferred security guarantees and related junior subordinated debt securities that Ally issues in the future.
The terms of the Series 2 Trust Preferred Securities provide that each holder of Series 2 Trust Preferred Securities by acceptance of such securities agrees to the subordination provisions and other terms of the Guarantee Agreement.
The Guarantee Agreement constitutes a guarantee of payment and not of collection. This means that the guaranteed party may directly sue Ally to enforce its rights under the Guarantee Agreement without suing any other person or entity.
Governing Law
The Guarantee Agreement for all purposes is governed by and construed in accordance with the laws of the State of New York.